Exhibit 2.2

ACQUISITION AGREEMENT

dated as of

February 3, 2005

by and between

INTELLIGENT ENERGY HOLDINGS PLC

and

DICKIE WALKER MARINE, INC.

i

ii

iii

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (this “Agreement”), dated as of February 3, 2005, by and between Intelligent Energy Holdings Plc, a company registered in England and Wales having its principal place of business at 42 Brook Street, Mayfair, London W1K 5DB, Great Britain (the “Company”) and Dickie Walker Marine, Inc., a Delaware corporation having its principal place of business at 1405 South Coast Highway, Oceanside, California 92054 (“Parent”).

WHEREAS, the Board of Directors of the Company or a duly authorized sub-committee appointed by the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Option Offer (each as defined below) are in the best interests of the Company, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously resolved (i) that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent common stock, par value $0.001 per share (“Parent Common Stock”), in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of Parent, (ii) to approve this Agreement and the transactions contemplated hereby, and (iii) to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and the Option Offer and approve the other matters referred to in Section 1.1(f) of this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Parent shall, as promptly as practicable following the Effective Date (as defined below), commence (i) an exchange offer to acquire all of the outstanding ordinary shares of 5 pence nominal value (or par value) each in the capital of the Company (the “Shares”) in exchange for Parent Common Stock (the “Offer”) and (ii) the Option Offer (as defined below), each in accordance with the terms and subject to the conditions provided herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company intends to seek Lock-Up Agreements in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreements);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent stockholders and optionholders identified on Schedule 1 to this Agreement are entering into Parent Support Agreements in substantially the form attached hereto as Exhibit B (the “Parent Support Agreements”);

WHEREAS, the parties intend that the exchange of shares contemplated by the Offer will qualify as an exchange of securities for those in another company under section 135 of the United Kingdom Taxation of Chargeable Gains Act 1992 (the “TCGA”) and as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Option Offer and also to prescribe various conditions to consummation of the Offer and the Option Offer.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

SECTION 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 or 7.2 and the conditions set forth in Annex A (attached hereto and incorporated herein by this reference) can be satisfied (unless such conditions shall have been waived by Parent or the Company, as applicable), as promptly as practicable following the effective date of the Registration Statement referred to in Section 1.1(d) below (the “Effective Date”), Parent shall commence the Offer for any and all of the Shares at the Exchange Ratio contemplated by Section 1.1(b) below and with the conditions set forth in Annex A. The obligation of Parent to issue shares of Parent Common Stock in exchange for Shares pursuant to the Offer (the “Closing”) will be subject to the conditions set forth in Annex A.

(b) Each holder of Share(s) shall be entitled to receive 0.324 of a share of Parent Common Stock for each Share held (the “Exchange Ratio”), after giving effect to a one (1) for five (5) reverse split of Parent Common Stock (the “Parent Reverse Stock Split”); provided, however, that the maximum number of shares of Parent Common Stock to be issued by Parent (x) pursuant to the Offer and (y) in connection with the Compulsory Acquisition contemplated by Section 5.6 hereof, to the extent applicable, and (z) upon exercise (whenever exercised) of the options to acquire Parent Common Stock received in exchange for Company Options (as defined below) pursuant to the Option Offer (as defined below), is 18,862,576 (the “Total Share Consideration”). However, to the extent that the Company engages in any financing transaction or strategic acquisition or creates a new stock option plan for its employees prior to or concurrent with Closing, pursuant to Section 4.1 below, Company shareholders and Parent stockholders shall share in any resulting dilution proportionately, such that holders of Parent Common Stock immediately prior to the Closing will hold 5.08 percent of the Parent’s then outstanding Parent Common Stock and Parent Options (as defined in Section 3.7 below) following the Closing.

(c) Subject to the terms and conditions thereof and to the provisions of the Takeover Code, the Offer shall expire at midnight, New York City time, on the date that is the later of (i) twenty (20) Business Days after the date the Offer is commenced and (ii) five (5) Business Days following the date on which the Parent Stockholder Approvals (as defined in Section 1.1(f) hereof) shall have been received and (iii) 35 days after the document containing the Offer is posted; provided, however, that (i) Parent shall (A) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond any date which is permitted under the Takeover Code or the Final Date (as defined in Section 7.2(a)(ii)), (B) extend the Offer for any period permitted by the Takeover Code and required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) applicable to the Offer, and (C) extend the Offer or the Option Offer for any period required by the rules of any Company Share Option Scheme (as defined below) and which is permitted under the Takeover Code. Subject to the terms and conditions of the Offer and this Agreement, on the Closing Date (as defined below) Parent shall issue shares of Parent Common Stock in exchange for all Shares in respect of which valid acceptances have been received by such date (and not, where permitted, withdrawn) pursuant to the Offer and during the Offer period. The “Closing Date” shall be the second Business Day following the Offer being declared unconditional in all respects. No fraction of a share of Parent Common Stock will be issued upon consummation of the Offer, but in lieu thereof each accepting shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock, as reported on the Nasdaq SmallCap Market (“Nasdaq”), for the last trading day immediately prior to the Closing Date. A “Business Day” means any day of the year on which banking institutions in San Francisco and London are open to the public for conducting business and are not required or authorized to close.

(d) Parent shall use commercially reasonable efforts to, within twenty (20) Business Days of the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Company shall cooperate in good faith with, and provide reasonable assistance to, Parent in the preparation of the Registration Statement. The Registration Statement will include (i) a prospectus with respect to the Parent Common Stock to be issued in the Offer and (ii) proxy materials which shall constitute the proxy statement for the Parent Stockholders Meeting (as defined in Section 1.1(f)) (such proxy statement/ prospectus, and any amendments or supplements thereto, the “Proxy Statement/ Prospectus”). On the date the Offer is commenced, Parent shall cause to be disseminated to holders of Shares the Proxy Statement/Prospectus and any announcements and any other documents and Offer documentation required in connection with the Offer pursuant to all relevant United Kingdom regulatory requirements, including those of The Panel on Takeovers and Mergers (the “Takeover Panel”) (which reviews compliance with the City Code on Takeovers and Mergers in the United Kingdom (the “Takeover Code”)) and those of the United Kingdom Financial Services Authority (the “FSA”) (together, the “Offer Documents”). Parent agrees that it shall cause the Offer Documents to comply in all respects with all applicable United States federal or state statutes, laws and regulations (collectively, the “Law”). Parent further agrees that the Offer Documents, on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact with respect to Parent or omit to state any material fact with respect to Parent required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by the Company or any of its shareholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact with respect to the Company or omit to state any material fact with respect to the Company required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be disseminated to the Company’s shareholders, in each case as and to the extent required and permitted by applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents prior to the filing thereof with the SEC and their posting to shareholders (but except as set forth above, shall not accept responsibility or liability for such filings). Parent agrees to provide in writing to the Company and its counsel any comments Parent or its counsel may receive from the SEC or its staff or from the Takeover Panel or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments. Parent shall provide the Company with copies of any written responses to the SEC or its staff or to the Takeover Panel or its staff and shall notify the Company with respect to any oral responses to the SEC or its staff or to the Takeover Panel or its staff. Parent shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the Effective Date, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(e) Parent hereby approves of and consents to the transactions contemplated by this Agreement, including the Offer and the Option Offer, and represents that the Parent Board, at a meeting duly called and held on January 28, 2005, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and approve the other matters referred to in Section 1.1(f) hereof.

(f) Promptly after the date hereof, Parent shall take all action necessary in accordance with, and permitted by, applicable Law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) to be held as promptly as practicable, and in any event within 45 days after the Effective Date, for the purpose of (i) approving the issuance of shares of Parent Common Stock in connection with the Offer, and the resulting change-of-control of Parent, (ii) approving, and authorizing the Parent Board to file, an amendment to Parent’s Certificate of Incorporation to effect the Parent Reverse Stock Split, (iii) approving, and authorizing the Parent Board to file, an amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and (iv) approving each of the other proposals that Parent and the Company shall deem reasonably necessary for the purposes of effecting the transactions contemplated hereby (clauses (i)-(iv) above being referred to together herein as the “Parent Stockholder Approvals”). Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Stockholder Approvals and will use its best efforts to secure the vote or consent of its stockholders required by the rules of Nasdaq and applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/ Prospectus is provided to Parent’s stockholders in advance of a vote on the Parent Stockholder Approvals or, if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall ensure that the Parent Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders Meeting are solicited, in compliance with applicable Law, its certificate of incorporation and bylaws and the rules of Nasdaq.

(g) Parent agrees to use its commercially reasonable efforts to: (i) within 30 days of the Closing Date, file a post-effective amendment to the Registration Statement on Form S-3 registering the resale by those Company shareholders who; (A) have executed Lock-Up Agreements prior to the Closing Date and (B) may be deemed to be an “affiliate” of the Company, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations, of the Parent Common Stock issuable to such shareholders in the Offer, and (ii) cause such post-effective amendment on Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing, and in any event within one hundred eighty (180) days following the Closing Date. The various terms and procedures associated with resale under such registration statement are set forth in the Lock-Up Agreements between Parent and certain Company shareholders.

SECTION 1.2 Company Actions With Respect to the Offer.

(a) The Company hereby approves of and consents to the transactions contemplated by this Agreement, including the terms of the Offer and the Option Offer set out in this Agreement, and represents that the Company Board or a duly authorized sub-committee appointed by the Company Board, at a meeting duly called and held on January 31, 2005, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are in the best interests of the Company; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) resolved, subject to the Effective Date taking place, to recommend that the shareholders of the Company accept the Offer.

(b) In connection with the Offer, the Company shall, promptly following a request by Parent, furnish Parent with such information, including updated lists of the shareholders and optionholders of the Company and updated lists of Shares and options held by such shareholders and optionholders, and such assistance as Parent or its agents may reasonably request in communicating (i) the Offer to the record holders of the Shares and (ii) the Option Offer to the holders of Company Options. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Option Offer, Parent and its agents shall hold in confidence the information contained in any such listings and files, will use such information only in connection with the Offer and the Option Offer and, if this Agreement shall be terminated prior to the consummation of the Offer and the Option Offer, will deliver, and will use its reasonable best efforts to cause its agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

(c) Solely in connection with the execution by certain of the shareholders of the Company of the Lock-Up Agreements and in connection with the exchange of Shares pursuant to the Offer, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

SECTION 1.3 Boards of Directors.

(a) The Parent Board will take all actions necessary such that, on the Closing Date, directors who shall be acceptable to the Company Board shall be nominated and appointed to the Parent Board. The parties shall ensure that the composition of the Parent Board upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC. Dr. Harry Bradbury shall be appointed as Chief Executive Officer of Parent, effective on the Closing Date and contingent upon the occurrence of the Closing Date.

(b) Parent’s obligation to reconstitute the Parent Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14f-1 promulgated thereunder, and accordingly Parent shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Proxy Statement/ Prospectus such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. The Company shall promptly supply to Parent in writing and be solely responsible for any information with respect to itself and its officers, directors and affiliates required by such Section and Rule.

SECTION 1.4 Stock Options, Stock Plans and Warrants.

Appropriate proposals reflecting the terms of the Offer will be made to holders of outstanding options and warrants to acquire Shares in the Company (“Company Options”) (the “Option Offer”). These proposals will be made conditional upon the Offer becoming or being declared unconditional in all respects and shall comply with the Takeover Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

SECTION 2.1 Subsidiaries.

Company has no direct or indirect Subsidiaries other than those listed in Section 2.1 of the Company Disclosure Schedule. Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. For purposes of this Agreement, “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

SECTION 2.2 Organization and Qualification.

Each of Company and each Subsidiary of Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Company nor any Subsidiary of Company is in violation of any of the provisions of its respective organizational or charter documents. Each of Company and each Subsidiary of Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, be expected to have a Material Adverse Effect (as defined below) on Company.

SECTION 2.3 Authorization; Enforcement.

Company has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Company hereby have been duly authorized by all necessary action on the part of Company. This Agreement has been (or upon delivery will be) duly executed by Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Company enforceable against Company in accordance with its terms.

SECTION 2.4 No Conflicts.

The execution, delivery and performance of this Agreement by Company hereby do not and will not (i) conflict with or violate any provision of Company’s or any of Company’s Subsidiaries’ organizational or charter documents, (ii) give rise to any liability on the part of Company or any Subsidiary to make any payment to any person, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Company or Subsidiary debt or otherwise) or other understanding to which Company or any Subsidiary is a party or by which any property or asset of Company or any Subsidiary is bound or affected, except to the extent that such liability, conflict, default or termination right could not reasonably be expected to have a Material Adverse Effect on Company, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company or any Subsidiary of Company is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Company or its securities are subject), or by which any property or asset of Company or a Subsidiary of Company is bound or affected.

SECTION 2.5 Capitalization.

The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants and other securities of Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Company) is set forth in Intelligent Energy Equity Holders Table, previously provided to Parent by Cappello Capital Corp. and included as part of the Company Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on the Intelligent Energy Equity Holders Table or otherwise previously disclosed to Parent, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Company Shares, or contracts, commitments, understandings or arrangements by which Company or any Subsidiary of Company is or may become bound to issue additional shares of Company Shares, or securities or rights convertible or exchangeable into shares of Company Shares. There are no anti-dilution or price adjustment provisions contained in any security issued by Company (or in any agreement providing rights to security holders) and the consummation of the transaction contemplated by this Agreement will not obligate Company to issue shares of Company Shares or other securities to any person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

SECTION 2.6 Company Financial Statements.

(a) The Company has made available to Parent the Company’s unaudited balance sheet as of September 30, 2004 and unaudited related statements of income for the fiscal year then ended (the “Company Unaudited Financial Statements”). The Company will make available to Parent, prior to Closing, the Company’s audited balance sheet as of September 30, 2004 and the audited related statements of income for the fiscal year then ended, accompanied by the report of the Company’s independent public accountants and the directors’ report(s) thereon (the “Company Audited Financial Statements”). The Company Unaudited Financial Statements have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom (“UK GAAP”) and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year, and comply with the requirements of the Companies Act 1985 and give a true and fair view of the state of affairs of the Company on the date of such financial statements and of the profits and losses for the period concerned, except for variances not materially adverse in nature and the lack of financial statement footnotes. The Company Audited Financial Statements will have been prepared in accordance with UK GAAP and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year, will comply with the requirements of the Companies Act 1985 and will give a true and fair view of the state of affairs of the Company on the date of such financial statements and of the profits and losses for the period concerned. The Company’s unaudited balance sheet as of September 30, 2004 is referred to in this Agreement as the “Company Unaudited Balance Sheet.” The Company’s audited balance sheet as of September 30, 2004 is referred to in this Agreement as the “Company Audited Balance Sheet.”

(b) The Company Unaudited Balance Sheet makes adequate provision for or, in the case of actual liabilities, properly discloses, notes or takes into account as at the date of the Company Unaudited Balance Sheet (the “Company Unaudited Balance Sheet Date”): (i) all liabilities whether actual contingent or disputed; (ii) all capital commitments whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all accrued Taxes (as defined in Section 2.16 below), except for variances not materially adverse in nature. The Company Audited Balance Sheet will make adequate provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the date of the Company Balance Sheet (the “Company Balance Sheet Date”): (i) all liabilities whether actual contingent or disputed; (ii) all capital commitments whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all accrued Taxes.

(c) The Company Unaudited Balance Sheet adequately provides or reserves for all Taxes for which the Company was liable at the Company Unaudited Balance Sheet Date, except for variances not materially adverse in nature. The Company Audited Balance Sheet will adequately provide or reserve for all Taxes for which the Company was liable at the Company Balance Sheet Date.

(d) The profits (or losses) shown in the Company Unaudited Balance Sheet have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low, except for variances not materially adverse in nature. The profits (or losses) shown in the Company Balance Sheet will not to a material extent be affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

(e) The Company Unaudited Financial Statements will conform in all material respects to the Company Audited Financial Statements.

SECTION 2.7 Material Changes.

Since the date of the latest financial statements provided to Parent, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Company, (ii) Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Company’s financial statements pursuant to UK GAAP, (iii) Company has not altered its method of accounting or the identity of its auditors, (iv) Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing options to purchase Company Shares and the stock purchase plan.

SECTION 2.8 Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Company, overtly threatened against or affecting Company or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, “Knowledge” shall mean, with respect to Parent or the Company, as the case may be, with respect to any matter in question, the actual knowledge of the executive officers and members of the Parent Board or the Company Board, as the case may be, after inquiry of his or her direct reports.

SECTION 2.9 Compliance.

Neither Company nor any Subsidiary of Company (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company or any Subsidiary of Company under), nor has Company or any Subsidiary of Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on Company.

SECTION 2.10 Title to Assets.

Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Company and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Company and its Subsidiaries, in each case free and clear of all material pledges, claims, liens, charges, encumbrances, leases, tenancies, options, licenses, mortgages and security interests of any kind or nature whatsoever, other than liens for Taxes not yet due and payable and restrictions imposed by applicable securities laws (collectively, “Encumbrances”), except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company and its Subsidiaries. Any real property and facilities held under lease by Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Company and its Subsidiaries are in compliance.

SECTION 2.11 Intellectual Property.

(a) The Company has made available to Parent the various reports and summaries listed in Section 2.11 of the Company Disclosure Schedule (collectively, the “Reports”) discussing (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by Company or any Subsidiary of Company and (ii) all material licenses, sub-licenses and other agreements as to which Company or any Subsidiary or Company is a party pursuant to which Company or any Subsidiary Company is authorized to use any third-party Intellectual Property that is included in the Company Intellectual Property. The Reports, as originally set forth and as provided to Parent, provide a true and correct representation of the subject, scope and status of the Company Intellectual Property, except to the extent that the Intellectual Property described therein expired in accordance with its terms or by operation of law, or otherwise terminated since issuance of the Reports. “Intellectual Property” means all United States, state and foreign intellectual property, including, but not limited to all (1) patents, inventions, discoveries, processes, design rights and unregistered designs; copyrights and works of authorship in any media; trademarks, service marks, domain names, trade names, trade dress and other source indicators; trade secrets, ideas, algorithms, samples, media and/or cell lines, formulae, processes, data, database rights (and rights in databases), computer software applications (in both source code and object code form) and other confidential or proprietary information; (2) registrations, applications and recordings related thereto; (3) rights to obtain renewals, extensions, continuations, continuations-in-part, supplementary protection certificates or similar legal protections related thereto; and (4) rights to bring an action at law or in equity for the infringement or other impairment thereof. “Company Intellectual Property” means the Intellectual Property that is material to the business of Company or any Subsidiary of Company as currently conducted by Company or any Subsidiary of Company.

(b) Company and each of its Subsidiaries own all right, title and interest in and to (free and clear of any Encumbrances), or are licensed to use, or otherwise possess legally enforceable rights in the Company Intellectual Property, subject only to the license agreements to which Company is a party and pursuant to which Company licenses others to use any such Company Intellectual Property.

(c) To the Knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any third party, including any employee or former employee of Company or any Subsidiary of Company.

(d) All issued patents and registered trademarks, service marks and copyrights held by Company or any Subsidiary of Company are valid and subsisting and there is no assertion or pending claim challenging the validity or effectiveness of any Company Intellectual Property, and to the Knowledge of Company, no such challenge is being threatened. Neither Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim against Company or any of its Subsidiaries of infringement or violation of any Intellectual Property of any third party, nor, to the Knowledge of Company, is any such suit, action or proceeding being threatened against Company or any of its Subsidiaries.

SECTION 2.12 Insurance.

Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company and the Subsidiaries of Company are engaged. Neither Company nor any Subsidiary of Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

SECTION 2.13 Regulatory Permits.

Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect on Company (“Material Permits”), and neither Company nor any Subsidiary of Company has received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 2.14 Transactions With Affiliates and Employees.

None of the officers or directors of Company and, to the Knowledge of Company, none of the employees of Company is presently a party to any transaction with Company or any Subsidiary of Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 2.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any employment or consulting Contract with any executive officer or other employee of Company earning an annual salary in excess of $100,000;

(ii) any agreement of indemnification or any guaranty other than any agreement of indemnification or guaranty entered into in the ordinary course of business;

(iii) any contract containing any covenant limiting in any material respect the right of Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or compete with any Person in any material line of business or to compete with any person or entity after the Closing Date;

(iv) any contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any other person or entity or other business enterprise other than its Subsidiaries;

(v) any dealer, distributor, joint marketing or development agreement under which Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(vi) any contract to provide source code to any third party for any product or technology that is material to Company and its Subsidiaries taken as a whole;

(vii) any contract containing any material support, maintenance or service obligation on the part of Company or any of its Subsidiaries, other than those obligations that are terminable by Company or any of its Subsidiaries involving annual revenues to Company in excess of $50,000 on no more than ninety (90) days notice without material liability or financial obligation to Company or its Subsidiaries;

(viii) any contract to license any third party to manufacture or reproduce any of Company’s products, services or technology, except agreements in the ordinary course of business and terminable without penalty upon notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; or

(x) any other agreement, contract or commitment that involves a payment to or from Company in excess of $100,000 on its face in any individual case.

(b) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries nor, to the knowledge of the Company, or of any third parties has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Accurate Summaries. The summaries identified in Section 2.15 of the Company Disclosure Schedule, of which Company has provided Parent a copy, as well as the list of Company’s Material Contracts and the schedule of projected revenues from the Company’s Material Contracts provided to the Parent and attached as part of the Company Disclosure Schedule, all provide a true and correct representation of the nature, scope and key terms of the Company’s Material Contracts described therein, except to the extent that the summarized agreements have expired in accordance with their terms or otherwise terminated since their issuance.

SECTION 2.16 Taxes.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly made all Tax Returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with the Inland Revenue or other authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxes of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the taxation statutes and the Company is not aware of any matter which may lead to such dispute.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly paid or fully provided for all Taxes for which it is liable and there are no circumstances in which interest or penalties in respect of Tax not duly paid could be charged against it in respect of any period prior to the Company Balance Sheet Date.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no liability of the Company for Taxes has arisen or will arise prior to the Closing Date save for corporation Tax payable in respect of normal trading profits earned by it or income Tax deducted under PAYE regulations or national insurance contributions or Value Added Tax or sickness pay for which it is accountable to the Inland Revenue, Customs and Excise or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

(d) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Company is aware) any other person avoiding the payment or levy of Taxes.

(e) All documents in the possession of the Company and to which the Company is a party or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

(f) The Company is, and has been since incorporation, resident for tax purposes only in the United Kingdom. The Company is duly registered in the United Kingdom for the purposes of value added tax.

(g) As used in this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax (but excluding stamp duty), or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such person with any other person for the payment of any amounts of the type described in (a) of this definition, including without limitation any liability under U.S. Treasury Regulations Section 1.1502-6 promulgated under the Code and any similar provisions of applicable U.S. state Tax Law, and (c) any liability of such person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other person; (ii) the term “Tax Return(s)” shall mean all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term “Taxing Authority” shall mean any authority of competent jurisdiction responsible for the imposition of any Tax including, without limitation, the United States Internal Revenue Service, the Inland Revenue, HM Customs and Excise and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world. For purposes of this Agreement, “Material Adverse Effect” with respect to Parent or the Company, as the case may be, means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of the Company or Parent (and in the case of Parent, taken together with the Subsidiaries of Parent), as the case may be, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States or the United Kingdom economy as a whole that is not unique to Parent or the Company, as the case may be, and that does not disproportionately affect Parent or the Company, as the case may be, shall be deemed in itself to constitute, or shall be taken into account in determining, whether there has been or will be a Material Adverse Effect.

SECTION 2.17 Employment Arrangements.

(a) There are no anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

(b) There have been no “relevant transfers” to the Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981.

(c) All outstanding Company Options have been duly authorized by the Company Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws. The number of outstanding Company Options, the number of exercisable Company Options, and the strike price of the Company Options are true and correct as set forth in Intelligent Energy Equity Holders Table, previously provided to Parent by Cappello Capital Corp. and included as part of the Company Disclosure Schedule.

SECTION 2.18 Employee Benefits; Employee Benefit Plans.

(a) The Company has complied in all material respects with its obligations (including its obligations as trustee and administrator) in respect of the group life assurance scheme (the “Life Assurance Scheme”).

(b) The Company does not sponsor, participate in, or contribute and has not since its incorporation sponsored, participated in or contributed to any defined benefit scheme.

(c) The Company has complied with its duty to facilitate access to a stakeholder pension scheme under Section 3 of the Welfare Reform and Pensions Act 1999.

(d) The Company has made available to Parent a list of each deferred compensation and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titled or subtitles of ERISA; (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titles or subtitles of ERISA; (iii) employment, consulting, termination or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an “Company ERISA Affiliate”), that together with Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which Company or an Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Company or any Subsidiary of Company (the “Company Plans”).

(e) With respect to each Company Plan, Company has heretofore delivered or made available to the Parent true and complete copies of the Company Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any related contracts, including service provider agreements, insurance contract, minimum premium contracts, stop-loss agreements, subscription and participation agreements and recordkeeping agreements and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

(f) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and each Company Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(g) No liability under Title IV or section 302 of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(h) There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(i) Company does not have any plan or commitment to create any plan, fund or program (within the meaning of Section 3(1) of ERISA) or to modify or change any existing Company Plan and there has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in participation or coverage under, any Company Plan which would materially increase the expense of maintaining such Company Plan above the level of expense incurred with respect to that Company Plan for the most recent fiscal year.

(j) With respect to each Company Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of section 4980B of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, except as set forth in the disclosure letter supplied by the Purchase to the Company dated as of the date hereof (the “Parent Disclosure Schedule”):

SECTION 3.1 Subsidiaries.

Parent has no direct or indirect Subsidiaries other than those listed in Section 3.1(a) of the Parent Disclosure Schedule. Parent owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

SECTION 3.2 Organization and Qualification.

Each of Parent and each Subsidiary of Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Parent nor any Subsidiary of Parent is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Parent and each Subsidiary of Parent is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, be expected to have a Material Adverse Effect on Parent.

SECTION 3.3 Authorization; Enforcement.

Parent has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and no further consent or action is required by Parent, the Parent Board or its stockholders. This Agreement has been (or upon delivery will be) duly executed by Parent and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

SECTION 3.4 No Conflicts.

The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Parent’s or any of Parent’s Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) give rise to any liability on the part of Parent or any Subsidiary to make any payment to any person, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Parent or Subsidiary debt or otherwise) or other understanding to which Parent or any Subsidiary is a party or by which any property or asset of Parent or any Subsidiary is bound or affected, except to the extent that such liability, conflict, default or termination could not reasonably be expected to have a Material Adverse Effect on Parent, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Parent or any Subsidiary of Parent is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Parent or its securities are subject), or by which any property or asset of Parent or a Subsidiary of Parent is bound or affected.

SECTION 3.5 Capitalization.

The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants and other securities of Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Parent) is set forth in Section 3.5 of the Parent Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on Section 3.5 of the Parent Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Parent Common Stock, or contracts, commitments, understandings or arrangements by which Parent or any Subsidiary of Parent is or may become bound to issue additional shares of Parent Common Stock, or securities or rights convertible or exchangeable into shares of Parent Common Stock. There are no anti-dilution or price adjustment provisions contained in any security issued by Parent (or in any agreement providing rights to security holders) and the consummation of the transaction contemplated by this Agreement will not obligate Parent to issue shares of Parent Common Stock or other securities to any person and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under such securities. To the Knowledge of Parent, except as specifically disclosed in Section 3.5 of the Parent Disclosure Schedule, no person or group of related persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon Parent, beneficial ownership of in excess of 5% of the outstanding Parent Common Stock, ignoring for such purposes any limitation on the number of shares of Parent Common Stock that may be owned at any single time.

SECTION 3.6 SEC Reports; Financial Statements.

Parent has filed all reports required to be filed by it under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Parent Disclosure Schedule, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Parent has made available to the Company copies of all SEC Reports filed within the ten (10) days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“US GAAP”), except as may be otherwise specified in such financial statements or the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-QSB of the SEC, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements, as such contracts are defined in Section 601(b)(10) of Regulation S-B under the Securities Act, to which Parent or any Subsidiary is a party or to which the property or assets of Parent or any Subsidiary of Parent are subject are included as part of or specifically identified in the SEC Reports.

SECTION 3.7 Material Changes.

Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Section 3.7 of the Parent Disclosure Schedule, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Parent, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent’s financial statements pursuant to US GAAP or required to be disclosed in filings made with the SEC, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Parent has not issued any equity securities to any officer, director or affiliate, except pursuant to existing options or warrants to purchase Parent Common Stock (“Parent Options”) and the stock purchase plan.

SECTION 3.8 Absence of Litigation.

Except as set forth in Section 3.8 of the Parent Disclosure Schedule, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent, overtly threatened against or affecting Parent or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on Parent. Section 3.8 of the Parent Disclosure Schedule contains a complete list and summary description of any pending or, to the knowledge of Parent, threatened proceeding against or affecting Parent or any of its Subsidiaries that could individually or in the aggregate, have a Material Adverse Effect on Parent.

SECTION 3.9 Compliance.

Neither Parent nor any Subsidiary of Parent (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any Subsidiary of Parent under), nor has Parent or any Subsidiary of Parent received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent.

SECTION 3.10 Title to Assets.

Parent and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Parent and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Parent and its Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries. Any real property and facilities held under lease by Parent and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Parent and its Subsidiaries are in compliance.

SECTION 3.11 Form S-3 Eligibility.

Parent is eligible to register shares of Parent Common Stock for resale by the shareholders of the Company using Form S-3 promulgated under the Securities Act who may be deemed to be affiliates of the Company (for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations under the Securities Act.

SECTION 3.12 Listing and Maintenance Requirements.

Except as described in Parent’s Annual Report for the year ended September 30, 2004, filed on Form 10-KSB with the SEC on December 29, 2004 (the “Annual Report”), Parent has not, in the two years preceding the date hereof, received notice (written or oral) from any trading market on which the Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market.

SECTION 3.13 Registration Rights.

Except as described in Section 3.13 of the Parent Disclosure Schedule, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with SEC or any other governmental authority that have not been satisfied.

SECTION 3.14 Disclosure.

All disclosure provided to the Company regarding Parent, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Parent are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed, except, until such time as the press release is issued as contemplated by Section 6.2, the execution of this Agreement and the other agreements referred to herein and executed concurrently herewith.

SECTION 3.15 Intellectual Property.

(a) Section 3.15 of the Parent Disclosure Schedule lists (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by Parent or any Subsidiary of Parent. “Parent Intellectual Property” means the Intellectual Property that is material to the business of Parent or any Subsidiary of Parent as currently conducted by Parent or any Subsidiary of Parent.

(b) Parent and each of its Subsidiaries own all right, title and interest in and to (free and clear of any Encumbrances), or are licensed to use, or otherwise possess legally enforceable rights in the Parent Intellectual Property, subject only to the license agreements to which Parent is a party and pursuant to which Parent licenses others to use any such Parent Intellectual Property.

(c) To the Knowledge of Parent, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights by any third party, including any employee or former employee of Parent or any Subsidiary of Parent.

(d) All issued patents and registered trademarks, service marks and copyrights held by Parent or any Subsidiary of Parent are valid and subsisting and there is no assertion or pending claim challenging the validity or effectiveness of any Parent Intellectual Property, and to the Knowledge of Parent, no such challenge is being threatened. Neither Parent nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim against Parent or any of its Subsidiaries of infringement or violation of any Intellectual Property of any third party, nor, to the Knowledge of Parent, is any such suit, action or proceeding being threatened against Parent or any of its Subsidiaries.

SECTION 3.16 Insurance.

Parent and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Parent and the Subsidiaries of Parent are engaged. Neither Parent nor any Subsidiary of Parent has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

SECTION 3.17 Regulatory Permits.

Parent and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent (“Material Permits”), and neither Parent nor any Subsidiary of Parent has received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 3.18 Transactions With Affiliates and Employees.

Except as set forth in the Annual Report, none of the officers or directors of Parent and, to the Knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent or any Subsidiary of Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.19 Internal Accounting Controls.

Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.20 Employee Benefit Plans; Employee Benefits.

(a) Section 3.20 of the Parent Disclosure Schedule contains a true and complete list of each (i) deferred compensation and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titled or subtitles of ERISA; (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titles or subtitles of ERISA; (iii) employment, consulting, termination or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated (an “Parent ERISA Affiliate”), that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which Parent or an Parent ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Parent or any Subsidiary of Parent (the “Parent Plans”).

(b) With respect to each Parent Plan, Parent has heretofore delivered or made available to the Company true and complete copies of the Parent Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any related contracts, including service provider agreements, insurance contract, minimum premium contracts, stop-loss agreements, subscription and participation agreements and recordkeeping agreements and the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan intended to qualify under Section 401 of the Code.

(c) Each Parent Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and each Parent Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(d) No liability under Title IV or section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(e) There are no pending, threatened or anticipated claims by or on behalf of any Parent Plan, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

(f) Parent does not have any plan or commitment to create any plan, fund or program (within the meaning of Section 3(1) of ERISA) or to modify or change any existing Parent Plan and there has been no amendment to, written interpretation or announcement (whether or not written) by Parent relating to, or change in participation or coverage under, any Parent Plan which would materially increase the expense of maintaining such parent Plan above the level of expense incurred with respect to that Parent Plan for the most recent fiscal year.

(g) With respect to each Parent Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of section 4980B of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

(h) As of the date of this Agreement, there are outstanding 770,844 Parent Options, including 339,844 warrants to purchase Parent Common Stock. Section 3.20(h) of the Parent Disclosure Schedule set forth, as of the date of this Agreement (i) the name of the holder of each Parent Option, (ii) the exercise price per share of such Parent Option, (iii) the number of shares covered by such Parent Option, (iv) the vesting schedule for such Parent Option, (v) the term of each option and (vi) whether the exercisability of such Parent Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. On the Closing Date, the Company shall deliver to Parent an updated Section 3.20(h) of the Parent Disclosure Schedule setting forth the information referred to in the preceding sentence updated to a date as close to the Closing Date as is reasonably practicable. All outstanding Parent Options have been duly authorized by the Parent Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws.

(i) Parent has not taken any action that would result in the accelerated vesting, exercisability or payment of any Parent Options as a consequence of the execution of, or consummation of, the transactions contemplated by this Agreement.

SECTION 3.21 Taxes.

Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any Taxing Authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable Laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown to be due on such Tax Returns, (iii) as of the date or time of filing, the Parent Tax Returns filed were true, correct and complete in all material respects; (iv) Parent and its Subsidiaries have made an adequate provision (determined in accordance with US GAAP) for any and all unpaid Taxes for periods through the date of Parent’s unaudited balance sheet as of September 30, 2004 (the “Parent Balance Sheet”), whether or not required to be shown on a Tax Return, and for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed, and no Taxes have been incurred by the Company since the date of the Company Balance Sheet other than in the ordinary course of Parent’s business; (v) there is not now, nor has there been in the past six years, any action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax (other than Taxes which are being contested in good faith and for which adequate reserves (determined in accordance with US GAAP) are reflected on the Parent Balance Sheet) and Parent is not aware of any matter which could lead to such a proceeding; (vi) no waiver or extension of any statute of limitations is in effect with respect to any Tax Return of Parent or any of its Subsidiaries; and (vii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than Parent or such Subsidiaries; (viii) Parent has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (ix) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries with respect to Taxes; (x) neither Parent nor any of its Subsidiaries have any liability for unpaid Taxes pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of state, local or foreign Tax law (other than Taxes of the affiliated group of which Parent is the ultimate parent corporation); (xi) neither Parent nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355 of the Code; (xii) neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiii) neither Parent nor any of its Subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to it pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Parent has made or will make available to the Company accurate and complete copies of all material Parent Tax Returns for the years ending December 31, 2002, 2003 and 2004.

SECTION 3.22 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean:

(i) any employment or consulting Contract with any executive officer or other employee of Parent earning an annual salary in excess of $100,000;

(ii) any agreement of indemnification or any guaranty other than any agreement of indemnification or guaranty entered into in the ordinary course of business;

(iii) any contract containing any covenant limiting in any material respect the right of Parent or any of its Subsidiaries to engage in any line of business, to make use of any Parent Intellectual Property or compete with any Person in any material line of business or to compete with any person or entity after the Closing Date;

(iv) any contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which Parent or any of its Subsidiaries has any material ownership interest in any other person or entity or other business enterprise other than its Subsidiaries;

(v) any dealer, distributor, joint marketing or development agreement under which Parent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Parent or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(vi) any contract to provide source code to any third party for any product or technology that is material to Parent and its Subsidiaries taken as a whole;

(vii) any contract containing any material support, maintenance or service obligation on the part of Parent or any of its Subsidiaries, other than those obligations that are terminable by Parent or any of its Subsidiaries involving annual revenues to Parent in excess of $50,000 on no more than ninety (90) days notice without material liability or financial obligation to Parent or its Subsidiaries;

(viii) any contract to license any third party to manufacture or reproduce any of Parent’s products, services or technology, except agreements in the ordinary course of business and terminable without penalty upon notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; or

(x) any other agreement, contract or commitment that involves a payment to or from Parent in excess of $100,000 on its face in any individual case.

(b) Schedule. Section 3.22(b) of the Parent Disclosure Schedule sets forth a list of all Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof.

(c) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on to Parent.

SECTION 3.23 Financial Advisor.

Neither Parent nor any of its Subsidiaries has entered into or are bound by any agreements or understandings with any investment bank, financial advisor or other similar entity whatsoever, except for Houlihan Valuation Advisors (the “Parent Financial Advisor”), upon whom Parent is relying to render the opinion of Financial Advisor described in Section 3.24 below.

SECTION 3.24 Opinion of Financial Advisor.

The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, as of the date of the opinion, the consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will provide the Company with a written copy of such opinion as soon as practicable following the date hereof, and the Parent Financial Advisor has consented to the reproduction of such opinion in its entirety in the Proxy Statement/ Prospectus.

SECTION 3.25 No Restrictions on the Offer; Takeover Statutes.

The Parent Board has unanimously approved this Agreement and the Offer and the other transactions contemplated hereby and the execution of the Parent Support Agreements, and such approval is sufficient to render inapplicable to this Agreement, the Offer, the Parent Support Agreements and the other transactions contemplated hereby and thereby, the restrictions on business combinations of Section 203 of the Delaware General Corporation Law. Parent has not adopted any stockholder rights plan or similar “poison pill” arrangement that would be applicable to this Agreement, the Offer, the Loan Agreement or the Parent Support Agreements and the other transactions contemplated hereby and thereby. No Delaware law or other takeover statute or similar law and no provision of the certificate of incorporation or bylaws, or other organizational documents or governing instruments of Parent or any of its Subsidiaries or any material agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or the Parent Support Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Parent Support Agreement would or would purport to entitle any person to acquire securities of Parent.

ARTICLE IV

COVENANTS OF THE COMPANY

SECTION 4.1 Conduct of Business.

During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such ordinary course, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees (as a group) and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; provided, however that, notwithstanding the provisions of this Section 4, the Company may, without the consent of Parent, engage in any one or more of the following transactions or activities: (i) the issuance of debt or equity securities by the Company in connection with a financing transaction; (ii) the execution of any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise by the Company; (iii) the execution or amendment of any employment or consulting agreements for the recruitment or retention of employees and consultants for the Company and its affiliates; and (iv) the creation of a new stock option plan for its employees. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, the Company shall not, without the prior written approval of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit the Company from making repurchases from employees following the termination of their employment with the Company pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) amend its Memorandum of Association, Articles of Association or other comparable charter or organizational documents;

(c) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in UK GAAP) or settle or compromise any material income tax liability;

(d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(e) (i) take or agree or commit to take any action that would result in a Material Adverse Effect any time prior to the Closing Date or (ii) omit or agree or commit to omit to take any action to prevent a Material Adverse Effect; or

(f) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 4.2 Access to Information.

From the date hereof until the Closing Date, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company.

SECTION 4.3 Waiver of Change of Control and Acceleration Benefits.

Following the date hereof, the Company shall use its reasonable best efforts to obtain the waiver of the applicable Company securityholders and employees with respect to any change of control or acceleration benefits, other than the acceleration of Company Options pursuant to the Option Offer, that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

SECTION 4.4 No Solicitation.

(a) The Company agrees that neither the Company nor any of its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) of the Company shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all of the assets or equity securities of, the Company involving any person other than Parent (any such proposal or offer being hereinafter referred to as an “Company Acquisition Proposal”). Notwithstanding the foregoing, prior to the Closing Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Company Acquisition Proposal that the Company Board reasonably concludes in good faith constitutes, or is likely to lead to, a Company Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii)

furnish to such third party nonpublic information relating to Company pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company shall have violated any of the restrictions set forth in this Section 4.4, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Company Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company’s shareholders or a breach of any Law (including the Takeover Code), and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.4. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

(b) For purposes of this Agreement, “Company Superior Proposal” means any bona fide Company Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s shareholders than the Offer, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

(c) Except as set forth in this Section 4.4(c), the Company Board shall not make a change in its recommendation that the shareholders accept the Offer (a “Change in Company Recommendation”). Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the Closing Date, after consultation with outside legal counsel and the Takeover Panel, that the failure to make a Change in Company Recommendation would be a violation of its fiduciary duties to the Company’s shareholders, then the Company Board may make a Change in Company Recommendation. In the event that the Company Board determines that it shall be necessary to make a Change in Company Recommendation, it shall comply with the Takeover Code and give Parent at least four (4) Business Day’s prior written notice of such determination before making a public announcement regarding such Change in Company Recommendation.

(d) Sections 4.4(a), (b) and (c) are subject to any provision of any Law or of the Takeover Code.

ARTICLE V

COVENANTS OF PARENT

SECTION 5.1 Conduct of Business.

During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course in substantially the same manner as heretofore conducted, including recent efforts to wind down the Parent’s business operations and license or sell its assets. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of the Company or as otherwise set forth in this Agreement:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit Parent from making repurchases from employees following the termination of their employment with Parent or one of its Subsidiaries pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) issue, deliver, sell, pledge, grant options over or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Parent Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof or (ii) the issuance of Parent Options in exchange for the cancellation of Parent Options, as the case may be, which are outstanding as of the date of this Agreement and which are “out-of-the-money” at the time of such exchange and cancellation or Parent Options which are issued as an incentive to existing employees of Parent to remain available to provide services to Parent through closing; provided that such exchange and cancellation is done without the expenditure of any cash or cash equivalents by Parent and is otherwise effected on terms satisfactory to the Company in its reasonable discretion); provided, however, that the Company’s consent to Parent’s requested grant of options to purchase Parent Common Stock shall not be unreasonably withheld;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

(e) incur, assume, guarantee or become obligated with respect to any indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations;

(f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $15,000 individually or $50,000 in the aggregate payable in any calendar month or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

(g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in US GAAP) or settle or compromise any material income tax liability;

(h) make any loan, advance or capital contributions to or investment in any person or entity;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Parent or any Subsidiary is a party;

(j) (i) grant to any current or former director, officer or employee of Parent or any Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that Parent may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Parent Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, (v) fail to cancel any outstanding severance agreements, including the agreement between Parent and Gerald W. Montiel or (vi) hire or offer to hire any employee or independent contractors; provided, however, that the Company’s consent to Parent’s request to hire, or offer to hire, any employee or independent contractor shall not be unreasonably withheld.

(k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to Parent Intellectual Property, or enter into grants to transfer or license to any person future rights to Parent Intellectual Property;

(l) enter into any contract or commitment with aggregate commitments of Parent in excess of $50,000;

(m) allow Parent’s net cash at the time of Closing to be less than one dollar ($1);

(n) take or agree or commit to take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(o) commence or settle any litigation, other than to enforce the Parent’s rights under this Agreement; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 5.2 Access to Information.

From the date hereof until the Closing Date, Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Parent and its Subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct Parent’s and its Subsidiaries’ employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries.

SECTION 5.3 No Solicitation.

(a) Parent agrees that neither Parent nor any Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Parent or any Subsidiary) of Parent or any Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Parent) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the equity securities of, Parent or any Subsidiary involving any person other than the Company (any such proposal or offer being hereinafter referred to as an “Parent Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Parent Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Parent Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Parent Acquisition Proposal. Notwithstanding the foregoing, prior to the Closing Date Parent may, in the event that a third party that has made (and not withdrawn) a bona fide Parent Acquisition Proposal that the Parent Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Parent Superior Proposal (as defined below), (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Parent or any Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Parent nor any representative of Parent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (y) the Parent Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Parent Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of Parent Board to Parent’s stockholders, and (z) contemporaneously with furnishing any such information to such person or group, Parent furnishes such information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Parent will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3. Parent will notify the Company promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Parent. Immediately following the execution of this Agreement, Parent will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Parent or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of Parent. Parent will keep the Company fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

(b) For purposes of this Agreement, “Parent Superior Proposal” means any bona fide Parent Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the shares of Parent

Common Stock then outstanding, (2) that contains terms and conditions that the Parent Board reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to Parent’s stockholders than the transactions contemplated hereby, (3) that the Parent Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

(c) Except as set forth in this Section 5.3(c), the Parent Board shall not make a change in its recommendation that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Offer and the other matters referred to in Section 1.1(f) (a “Change in Parent Recommendation”). Notwithstanding the foregoing, if the Parent Board determines in its reasonable good faith judgment prior to the Closing Date, after consultation with outside legal counsel, that the failure to make a Change in Parent Recommendation would be a violation of its fiduciary duties to Parent’s stockholders, then the Parent Board may make a Change in Parent Recommendation. In the event that the Parent Board determines that it shall be necessary to make a Change in Parent Recommendation, it shall give the Company at least four (4) Business Days’ prior written notice of such determination before making a public announcement regarding such Change in Parent Recommendation. Parent acknowledges that the occurrence of a Change in Parent Recommendation shall in no way affect the obligation of Parent to continue the Offer in accordance with Section 1.1(a) and to convene the Parent Stockholders Meeting in accordance with the terms of Section 1.1(f) hereof. Parent shall not submit to a vote of its stockholders any transaction contemplated by a Parent Acquisition Proposal, or propose to do so, prior to or at the Parent Stockholders Meeting.

SECTION 5.4 Listing of Additional Shares.

Parent shall use its reasonable best efforts to file with Nasdaq prior to the Closing Date a Notification Form: Listing of Additional Shares for the listing of the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the Closing Date.

SECTION 5.5 Section 16 Matters.

Prior to the Closing Date, Parent shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.6 Compulsory Acquisition.

Parent hereby agrees that promptly following the Closing Date, Parent shall, so far as it is eligible to do so, deliver a notice to the holders of Company Shares who did not accept the Offer that Parent intends to acquire such Shares in accordance with sections 428 through 430F of the Companies Act 1985 (the “Compulsory Acquisition”). Each holder of Shares who did not accept the Offer shall receive, in exchange for each such Share held by such shareholder, the Exchange Ratio as set forth in Section 1.1(b) hereof.

SECTION 5.7 Waiver of Change of Control and Acceleration Benefits.

Following the date hereof, Parent shall use its reasonable best efforts to obtain the waiver of the applicable Parent securityholders and employees with respect to any change of control or acceleration benefits that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

ARTICLE VI

COVENANTS OF PARENT AND THE COMPANY

SECTION 6.1 Reasonable Efforts; Notification.

(a) Subject to Section 6.1(b) below, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Offer and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from any national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, whether in the United States, the United Kingdom, or elsewhere (collectively referred to as “Governmental Entities”) and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Registration Statement, the Proxy Statement/ Prospectus and the Offer Documents, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Notwithstanding the foregoing, promptly following the date hereof, Parent and the Company agree to fully cooperate with one another and shall each use their reasonable best efforts to identify the detailed steps, actions, documents and procedures necessary or desirable to effect the Offer, the Option Offer and the other transactions contemplated by this Agreement, and shall negotiate in good faith such amendments or additions to Section 1.1(a), (b), (c), (d) and (f), Section 1.4 and Section 5.4 of this Agreement, whether required by Law or otherwise, as each shall deem necessary or advisable to effect the transactions contemplated by this Agreement in the most expeditious manner possible.

(c) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

SECTION 6.2 Public Announcements.

Parent, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or with respect to, or relating to, the business of Parent or the Company, as applicable, and shall not issue any such press release with respect to the transactions contemplated by this Agreement or make any such public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

SECTION 6.3 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Closing Date (and thereafter where relevant), each party hereto shall use its reasonable best efforts to cause the exchange of shares contemplated by the Offer to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent such exchange of shares from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(b) In the period prior to the Closing Date, the Company shall apply for clearance from the UK Inland Revenue under section 138 of the TCGA that the sale of the Shares in exchange for shares of Parent Common Stock will be effected for bona fide commercial reasons and will not form part of any such scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax and that, therefore, the proposed share exchange qualifies for relief from capital gains tax pursuant to Section 135 of the TCGA.

SECTION 6.4 Director and Officer Liability.

(a) For one year after the Closing Date, Parent will, or Parent will cause Company to, indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Closing Date or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s Memorandum of Association or Articles of Association in effect on the date hereof and indemnification agreements existing on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent shall not amend the Memorandum of Association or Articles of Association of the Company to amend the indemnification provisions therein in a manner inconsistent with this Section 6.4 for the one-year period referred to above. For one year after the Closing Date, Parent will use its best efforts to cause to be maintained an extension of coverage of each of Parent’s and the Company’s policies of directors and officers liability insurance maintained by Parent and the Company, respectively, at the Closing Date, for the benefit of those persons who are covered by such policies at the Closing Date, with respect to matters occurring prior to the Closing Date; provided, however, that Parent and Company shall jointly solicit competitive bids for continuation of the Parent’s policies from at least three insurance providers or agents, including the agent currently providing Parent’s policy at the time of execution of this Agreement, and shall select the most competitive bid from such providers or agents for the extension of coverage of the Parent’s policy.

(b) The Indemnified Parties are intended third party beneficiaries of this Section 6.4 to the extent such provisions benefit any such Indemnified Party.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination Prior to the Effective Date.

This Agreement may be terminated and the Offer may be abandoned prior to the Effective Date:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent having exchanged any Shares pursuant to the Offer (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

(ii) there shall be any law or regulation that makes consummation of the Offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(c) by Parent, if Company and Gerald W. Montiel have not executed the consulting agreement attached as Exhibit C;

(d) by Parent, if a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to do so; or

(e) by the Company, if a Change in Parent Recommendation shall have occurred or the Parent Board shall have resolved to do so.

SECTION 7.2 Termination Between the Effective Date and Closing Date.

This Agreement may be terminated and the Offer may be abandoned at any time from the Effective Date until the Closing Date:

(a) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent having exchanged any Shares pursuant to the Offer (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

(ii) the Closing has not taken place on or before September 30, 2005 (the “Final Date”) (unless a principal cause of the Offer not having taken place by such date is a breach by the party seeking to terminate this Agreement or any of its obligations under this Agreement); or

(iii) there shall be any law or regulation that makes consummation of the Offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer is entered and such judgment, injunction, order or decree shall become final and non-appealable; and

(b) by Parent or by the Company, if the conditions obligating the other party, as set forth in Annex A, shall not have been satisfied prior to the Closing Date.

SECTION 7.3 Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 or 7.2, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in this Section 7 and in Sections 8.4 (Fees and Expenses) and 8.6 (Governing Law) shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent of its representations, warranties and covenants under this Agreement. Any such termination shall not relieve any party from liability for any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

If to the Company, to:

Intelligent Energy Holdings Plc

42 Brook Street

Mayfair

London W1K 5DB

Great Britain

Facsimile: 44 (0) 20 7958 9269

Telephone: 44 (0) 20 7958 9033

Attention: Dr. Harry Bradbury

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Facsimile: 310.552.5001

Telephone: 310.552.5000

Attn: Thomas J. Poletti, Esq.

If to Parent, to:

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

Facsimile: (760) 450-0386

Telephone: (760) 450-0360

Attention: Gerald W. Montiel

with a copy to:

Cynthia Smith, Esq.

1660 Lincoln Street

Suite 1700

Denver, CO 80264

Facsimile: (303) 832-4884

Telephone: (720) 934-0152

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be deemed to be properly delivered, given and received: (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first Business Day after sent by facsimile (to the extent that (a) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile or (b) notice is sent on a day that is not a Business Day); or (iv) the third Business Day after sent by registered mail or by courier or express delivery service.

SECTION 8.2 Survival of Representations and Warranties.

The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date or the termination of this Agreement; provided, however, that the covenants set forth in Section 6.4 (Director and Officer Liability), Section 7.1 and 7.2 (Effect of Termination), Section 8.4 (Fees and Expenses), and Section 8.6 (Governing Law) shall survive any such termination.

SECTION 8.3 Amendments; No Waivers.

Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.4 Fees and Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 8.5 Successors and Assigns; Parties in Interest.

The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its wholly-owned Subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Parent of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

SECTION 8.6 Governing Law; Enforcement.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof; provided, however, that the terms and provisions of this Agreement with respect to the implementation and provisions of the Offer shall be construed in accordance with and governed by the laws of England. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event a dispute arises out of this Agreement or any agreement or transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any agreement or transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware or Federal District Court for the District of Delaware and (d) waives any right to trial by jury with respect tot any action related to or arising out of this Agreement or any agreement or transaction contemplated hereby.

SECTION 8.7 Counterparts; Effectiveness; Interpretation.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.8 Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

SECTION 8.9 Definitions.

The definitions used in this Agreement are defined in the following sections:

Defined Term	Section
Agreement	Preamble
Annual Report	Section 3.12
Business Day	Section 1.1(c)
Change in Company Recommendation	Section 4.4(c)
Change in Parent Recommendation	Section 5.3(c)
Closing	Section 1.1(a)
Closing Date	Section 1.1(c)
Code	Recitals
Companies Act	Section 1.1(a)
Company	Preamble
Company Acquisition Proposal	Section 4.4(a)
Company Audited Balance Sheet	Section 2.6(a)
Company Audited Balance Sheet Date	Section 2.6(b)
Company Audited Financial Statements	Section 2.6(a)
Company Board	Recitals
Company Disclosure Schedule	Article II
Company ERISA Affiliate	Section 2.18(d)
Company Intellectual Property	Section 2.11(a)
Company Material Contract	Section 2.15(a)
Company Option(s)	Section 1.4
Company Plans Section	Section 2.18(d)
Company Share Option Schemes	Section 1.4
Company Superior Proposal	Section 4.4(b)
Company Unaudited Balance Sheet	Section 2.6(a)
Company Unaudited Balance Sheet Date	Section 2.6(b)
Company Unaudited Financial Statements	Section 2.6(a)
Compulsory Acquisition	Section 5.6
Disclosure Materials	Section 3.6
Effective Date	Section 1.1(a)
Encumbrances	Section 2.10
ERISA	Section 2.18(d)
Exchange Act	Section 1.3(b)
Exchange Ratio	Section 1.1(b)
Final Date	Section 7.2(a)(ii)
FSA	Section 1.1(d)
Governmental Entities	Section 6.1(a)
Indemnified Parties	Section 6.4
Intellectual Property	Section 2.11(a)
Knowledge	Section 2.8
Law	Section 1.1(d)
Life Assurance Scheme	Section 2.18(a)
Lock-Up Agreements	Recitals
Material Adverse Effect	Section 2.16(g)
Material Permits	Section 2.13
Nasdaq	Section 1.1(c)
Offer	Recitals

Defined Term	Section
Offer Documents	Section 1.1(d)
Option Offer	Section 1.4
Parent	Preamble
Parent Acquisition Proposal	Section 5.3(a)
Parent Balance Sheet	Section 3.21
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article III
Parent ERISA Affiliate	Section 3.20(a)
Parent Financial Advisor	Section 3.23
Parent Intellectual Property	Section 3.15(a)
Parent Material Contract	Section 3.22(a)
Parent Options	Section 3.7
Parent Plans	Section 3.20(a)
Parent Reverse Stock Split	Section 1.1(b)
Parent Stockholder Approval	Section 1.1(f)
Parent Stockholders Meeting	Section 1.1(f)
Parent Superior Proposal	Section 5.3(b)
Parent Support Agreements	Recitals
Proxy Statement/ Prospectus	Section 1.1(d)
Registration Statement	Section 1.1(d)
Reports	Section 2.11(a)
SEC	Section 1.1(c)
SEC Reports	Section 3.6
Securities Act	Section 3.6
Shares	Recitals
Subsidiary	Section 2.1
Takeover Code	Section 1.1(d)
Takeover Panel	Section 1.1(d)
Tax(es)	Section 2.16(g)
Taxing Authority	Section 2.16(g)
Tax Return(s)	Section 2.16(g)
TCGA	Recitals
Third Party	Annex A
Total Share Consideration	Section 1.1(b)
UK GAAP	Section 2.6(a)
US GAAP	Section 3.6

[Signature Page Immediately Follows]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTELLIGENT ENERGY HOLDINGS PLC

By:	/s/ Harry Bradbury
Title:	Chief Executive Officer

DICKIE WALKER MARINE, INC.

By:	/s/ Gerald W. Montiel
Title:	President & Chief Executive Officer

ANNEX A

CONDITIONS

(a)	The Offer will be subject to valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00pm on the first closing date of the Offer (or such later time(s) and/or date(s) as Parent may, with the consent of the Panel or in accordance with the Code, decide) in respect of over 50 percent in nominal value of the Company Shares to which the Offer relates. For the purposes of this condition:

(i)	shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the Register of Members of the Company; and

(ii)	the expression “Company Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985, as amended.

The Offer will be subject to the following conditions:

(b)	the Office of Fair Trading in the United Kingdom indicating, in terms reasonably satisfactory to Parent, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Company by Parent or any matter arising therefrom or related thereto to the Competition Commission;

(c)	the listing on Nasdaq of the Parent Common Stock to be issued in connection with the Offer having become effective prior to or as of the Closing Date and such listing being announced by Nasdaq, and the Nasdaq not having delisted the outstanding Parent Common Stock;

(d)	the Parent having obtained the approval of the Parent’s stockholders of such resolution or resolutions as are necessary to approve, implement and effect the Offer and the acquisition of any Company Shares including (1) the issuance of shares of Parent common stock in connection with the transaction and the resulting change-of-control of Parent, (2) the amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and (3) the Parent Reverse Stock Split;

(e)	Parent’s Registration Statement having become effective under the Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order;

(f)	there being no provision of any agreement, arrangement, licence, permit or other instrument to which Company or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Offer or the proposed acquisition of any shares or other securities in Company or because of a change in the control or management of Company or otherwise, could or might result in to an extent which is material in the context of the Company Group:

(i)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken thereunder;

(iii)	any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which Company or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in subparagraphs (i) to (viii) of this paragraph (e);

(g)	no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require the divestiture by any member of the wider Parent Group or wider Company Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the wider Parent Group or the wider Company Group in either case taken as a whole;

(ii)	require, prevent or delay the divestiture by any member of the wider Parent Group of any shares or other securities in Company;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the wider Parent Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the wider Company Group or the wider Parent Group or to exercise management control over any such member;

(iv)	otherwise adversely affect the business, assets, profits or prospects of any member of the wider Parent Group or of any member of the wider Company Group in a manner which is adverse to and material in the context of the Parent Group or the wider Company Group in either case taken as a whole;

(v)	make the Offer or its implementation or the acquisition or proposed acquisition by Parent or any member of the wider Parent Group of any shares or other securities in, or control of Company void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require any member of the wider Parent Group or the wider Company Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the wider Company Group or the wider Parent Group owned by any third party;

(vii)	impose any limitation on the ability of any member of the wider Company Group to coordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the wider Company Group ceasing to be able to carry on business under any name under which it presently does so;

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Company Shares having expired, lapsed or been terminated;

(h)	all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the wider Parent Group of any shares or other securities in, or control of, Company and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and necessary or appropriate for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Company by any member of the wider Parent Group having been obtained in terms and in a form satisfactory to Parent from all appropriate Third Parties or persons with whom any member of the wider Company Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all material authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the wider Company Group which is material in the context of the Parent Group or the Company Group as a whole remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(i)	except as publicly announced by Company prior to announcement date, no member of the wider Company Group having, since last year end:

(i)	other than to another member of the Company Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(ii)	save for intra-Company Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(iii)	save for intra-Company Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(iv)	issued, authorised or proposed the issue of any debentures or (save for intra-Company Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(v)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(vi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider Company Group or the wider Parent Group other than to a nature and extent which is normal in the context of the business concerned;

(vii)	waived or compromised any claim otherwise than in the ordinary course of business; or

(viii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any Offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition and, for the purposes of paragraphs (i), (ii), (iii) and (iv) of this condition, the term “Company Group” shall mean Company and its wholly-owned subsidiaries;

(j)	since last year end and save as disclosed in the accounts for the year then ended and save as publicly announced by Company prior to announcement date:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the wider Company Group;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider Company Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider Company Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the wider Company Group which in any such case might be expected to adversely affect any member of the wider Company Group;

(iii)	no contingent or other liability having arisen or become apparent to Parent which would be likely to adversely affect any member of the wider Company Group; and

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the wider Company Group which is necessary for the proper carrying on of its business;

(k)	save as publicly announced by Company prior to date of announcement or as otherwise fairly disclosed in writing to the Parent prior to that date by any member of the Company Group, Parent not having discovered:

(i)	that any financial, business or other information concerning the wider Company Group as contained in the information publicly disclosed at any time by or on behalf of any member of the wider Company Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the wider Company Group partnership, company or other entity in which any member of the wider Company Group has a significant economic interest and which is not a subsidiary undertaking of the Company is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Company for the year ended last year end; or

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the wider Company Group and which is material in the context of the wider Company Group taken as a whole.

(l)	Parent not having discovered that:

(i)

any past or present member of the wider Company Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the wider Company Group and which is material in the context of the wider Company Group taken as a whole; or

(ii)	there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the wider Company Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the wider Company group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the wider Company Group taken as a whole.

For the purposes of these conditions the “wider Company Group” means Company and its subsidiary undertakings, associated undertakings and any other undertaking in which Company and/or such undertakings (aggregating their interests) have a significant interest and the “wider Parent Group” means Parent and its subsidiary undertakings, associated undertakings and any other undertaking in which Parent and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985, other than paragraph 20(1)(b) of Schedule 4A to that Act which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in that Act).

If the Parent is required by the Panel to make an offer for Company Shares under the provisions of Rule 9 of the Code, the Parent may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

EXHIBIT B

FORM OF PARENT SUPPORT AGREEMENT

EXHIBIT C

CONSULTING AGREEMENT

SCHEDULE 1

PARENT STOCKHOLDERS AND OPTIONHOLDERS ENTERING INTO

PARENT SUPPORT AGREEMENTS

Gerald W. Montiel

1,284,000 shares subject to Parent Support Agreement; no options subject to the Parent Support Agreement

James R. Smith

127,500 shares subject to Parent Support Agreement; 55,000 options subject to the Parent Support Agreement

W. Brent Robinson

1,500 shares subject to Parent Support Agreement; 35,000 options subject to the Parent Support Agreement

Norman Lefkovits, Jr.

201,500 shares subject to the Parent Support Agreement; 30,000 options subject to the Parent Support Agreement

SCHEDULE 2

COMPANY DISCLOSURE SCHEDULE

SCHEDULE 3

PARENT DISCLOSURE SCHEDULE